Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Diane Spiers
Phone: 609.340.4507

Tropicana Entertainment Inc. Announces Sale of
River Palms Resort and Casino in Laughlin, Nevada to Nevada Restaurant Services, Inc. and Laughlin Hotel, LLC.

Las Vegas, Nevada  (July 1, 2014) - Tropicana Entertainment Inc. (“Tropicana”) announces that its subsidiary companies Columbia Properties Laughlin, LLC (“CP Laughlin”) and CP Laughlin Realty, LLC (“CPL Realty”) entered into and simultaneously closed a sale and lease back transaction with Laughlin Hotel, LLC (“Laughlin Hotel”) and Nevada Restaurant Services, Inc. (“NRS” and, collectively with Laughlin Hotel, the "Buyers"). Pursuant to the terms of an asset purchase agreement, CP Laughlin and CPL Realty sold substantially all of the assets associated with the operation of the River Palms Casino in Laughlin, Nevada (“River Palms”) to the Buyers, in exchange for $6.75 million in cash. Concurrently with the execution and closing of the asset purchase agreement, CP Laughlin leased back River Palms for a period of up to ninety (90) days, subject to an additional thirty (30) day extension, and further subject to earlier termination rights. Tropicana intends to terminate the lease and discontinue its operation of River Palms in September 2014.

“We are pleased to announce this transaction today,” said Tony Rodio, President and Chief Executive Officer for Tropicana. “We have had River Palms on the market for some time and upon the closing of this transaction and the discontinuance of our operation of River Palms in September 2014, we will be able to focus our Laughlin efforts exclusively on our flagship property - Tropicana Laughlin."

“Nevada Restaurant Services is excited about the opportunity to operate the River Palms in the Laughlin market and looks forward to re-opening the facility quickly after a temporary closure while renovations and improvements are made to the property,” said Craig Estey, President of Nevada Restaurant Services.

Tropicana is a publicly traded company that, through its subsidiaries, owns and operates eight casinos and resorts in Indiana, Louisiana, Mississippi, Nevada, Missouri, New Jersey and Aruba. Tropicana properties collectively have approximately 5,500 rooms, 8,000 slot positions and 270 table games. The company is based in Las Vegas, Nevada.

Cautionary Note Regarding Forward-Looking Statements. This press release contains statements relating to the Company's plans, objectives, expectations and intentions, events and plans that are forward-looking statements. Forward-looking statements represent the Company's estimates and assumptions only as of the date of this press release. Such statements include, without limitation, statements regarding the Company's sale and lease-back of its River Palms casino to Nevada Restaurant Services, Inc. and its affiliate, Laughlin Hotel, LLC, the anticipated benefits to the Company of such sale, and the Company's expectation regarding the Laughlin, Nevada gaming market. These forward-looking statements are based upon assumptions made by the Company as of the date of this press release and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, without limitation, that the Company may not realize the anticipated advantages of the sale, and the additional risk factors described in the Company's filings with the Securities and Exchange Commission. The Company expressly disclaims any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.